Exhibit 10.1

RENALYTIX AI PLC

Share Option Plan for Employees with Non-Employee Sub-Plan and US

Sub-Plan

Adopted by the Board on 11 September 2018.

Approved by Shareholder on 23 October 2018

Rules of the RENALYTIX AI plc Share Option Plan

1.	Interpretation

1.1	The following definitions and rules of interpretation apply in the Plan.

“51% Subsidiary” has the meaning given in section 989 of the Income Tax Act 2007.

“Acting in Concert” has the meaning given to it in the City Code on Takeovers and Mergers published by the Panel on Takeovers and Mergers.

“Adoption Date” the date of the adoption of the Plan by the Company.

“Admission” the admission of the issued and to be issued Shares to trading on AIM becoming effective in accordance with Rule 6 of the AIM Rules.

“AIM” the Alternative Investment Market operated by The London Stock Exchange plc.

“AIM Rules” the AIM Rules for Companies.

“Associate” has the meaning given by paragraph 31, paragraph 32 and paragraph 33 of Schedule 5, with Chapter 11 of Part 7 of ITEPA 2003 being applied for the purposes of paragraph 32(2).

“Board” the board of directors of the Company or a committee of directors appointed by that board to carry out any of its functions under the Plan.

“Business Day” a day other than a Saturday, Sunday or public holiday in England when banks in London are open for business.

“Change of Control” the sale of any of the Shares (in one transaction or a series of transactions) that will result in the Offeror of those Shares and persons Acting in Concert with them together acquiring Control of the Company, except where the Offeror is a company and the shareholders of that company and the proportion of shares in that company held by each of them following completion of the sale are substantially the same as the shareholders and their shareholdings in the Company immediately before the sale.

“Closed Period” has the same meaning as in the Market Abuse Regulation.

“Company” RENALYTIX AI PLC incorporated and registered in England with number 11257655.

“Control” has the meaning given in section 719 of ITEPA 2003.

“CSOP Option” a share option granted under a Schedule 4 CSOP Scheme as defined in Schedule 4 to ITEPA 2003.

“Dilutive Shares” on any date, all shares of the Company that:

(a)	have been issued, or transferred out of treasury, on the exercise of options granted, or in satisfaction of any other awards made, under any Employees’ Share Scheme (including the Plan); or

(b)	remain capable of issue, or transfer out of treasury, under any Existing Options that were granted;

in either case during the period of ten years ending on (and including) that date.

“Disqualifying Event” has the meaning given in sections 533 to 536 of ITEPA 2003.

“Eligible Employee” any Employee who:

(a)	must spend on average at least the Statutory Minimum Time on the business of all the Group Members;

(b)	does not have a Material Interest (either on their own or together with one or more of their Associates); and

(c)	has no Associate or Associates who or which has or (taken together) have a Material Interest.

“EMI Option” a qualifying option as defined in paragraph 1(2) of Schedule 5.

“Employee” an individual who is an employee of the Company or a Qualifying Subsidiary.

“Employees’ Share Scheme” has the meaning given in section 1166 of the Companies Act 2006.

“Employer Company” the Option Holder’s employer or former employer as applicable.

“Employer NICs” any secondary class 1 (employer) NICs (or any similar liability for social security contribution in any jurisdiction) that the Company or any Employer Company is liable to pay as a result of any Taxable Event (or which that person would be liable to pay in the absence of an election of the type referred to in clause 10.2(b)) and that may be lawfully recovered from the Option Holder.

“Exercisable Number” has the meaning given in clause 12.

“Exercise Condition” a condition that complies with clause 3 and:

(a)	must be satisfied before an Option may be exercised;

(b)	is linked to time or the achievement of challenging performance over a specified period that has the intention of enhancing shareholder value; and

(c)	is specified in the Option Agreement under clause 2.6.

“Exercise Measurement Date” the earliest date on which it is possible for the Board to determine that an Exercise Condition has been satisfied.

“Exercise Price” the price at which each Share subject to an Option may be acquired on the exercise of that Option, which (subject to clause 14.1(b)) may not be less than the nominal value of a Share, if Shares are to be newly issued to satisfy the Option.

“Existing Option” an option or any other right to acquire or receive Shares granted under any Employees’ Share Scheme (including the Plan), that remains capable of satisfaction.

“Grant Date” the date on which an Option is granted under the Plan.

“Grant Period” any period during which Options may be granted, as specified in clause 2.

“Group” the Company and its 51% Subsidiaries (references to Group Member shall be construed accordingly).

“HMRC” HM Revenue & Customs.

“ITEPA 2003” the Income Tax (Earnings and Pensions) Act 2003.

“Market Abuse Regulation” Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse.

“Market Value” the market value of a Share determined to the satisfaction of the Board in accordance with the applicable provisions of Part VIII of the Taxation of Chargeable Gains Act 1992. If Shares are subject to Relevant Restrictions, the Market Value shall be determined as if they were not.

“Material Interest” has the meaning given in paragraph 28 of Schedule 5.

“NICs” National Insurance contributions.

“Normal Vesting Date” the earliest date on which the Option may be exercised, unless an earlier event occurs to cause the Option to lapse or become exercisable. This date may not be:

(a)	earlier than the Exercise Measurement Date; or

(b)	later than the tenth anniversary of the Grant Date.

For the avoidance of doubt, an Option may have more than one Normal Vesting Date.

“Offeror” the person who acquires control of the Company under a Change of Control.

“Option” a right to acquire Shares granted under the Plan.

“Option Agreement” a written agreement constituting an Option, entered into under clause 2.6.

“Option Holder” an individual who holds an Option or, where applicable, the personal representatives of a deceased Option Holder.

“Personal Data” any personal information that could identify an Option Holder.

“Plan” the Employees’ Share Scheme constituted and governed by these rules, as amended from time to time.

“Qualifying Exchange of Shares” an event falling within paragraph 40 of Schedule 5.

“Qualifying Subsidiary” has the meaning given by paragraph 11 of Schedule 5.

“Redundancy” has the meaning given by the Employment Rights Act 1996.

“Relevant Restriction” a provision included in any contract, agreement, arrangement or condition (including the articles of association of the Company) to which any of section 423(2), section 423(3) and section 423(4) of ITEPA 2003 would apply if references in them to employment-related securities were references to Shares.

“Rollover Period” any period during which Options may be exchanged for options over shares in another company (under paragraph 42 of Schedule 5, clause 13.1 and clause 13.5).

“Schedule 5” Schedule 5 to ITEPA 2003, which specifies the requirements that must be met for a share option to be an EMI Option.

“Shares” ordinary shares in the Company (subject to clause 13.2(b) and clause 14).

“Statutory Minimum Time” an amount of either:

(a)	committed time (as defined in paragraph 26 of Schedule 5), equal to the statutory threshold (as defined in that paragraph); or

(b)	reckonable time in relevant employment (as defined in section 535 of ITEPA 2003), equal to the statutory threshold (as defined in that section).

“Sufficient Shares” the smallest number of Shares that, when sold, produce an amount at least equal to the relevant (i) Tax Liability; or (ii) Exercise Price, as applicable (in each case after deduction of brokerage and any other charges or taxes on the sale).

“Taxable Event” any event or circumstance that gives rise to a liability for the Option Holder to pay income tax, NICs or both (or their equivalents in any jurisdiction) in respect of:

(a)	the Option, including its exercise, assignment or surrender for consideration, or the receipt of any benefit in connection with it;

(b)	any Shares (or other securities or assets):

(i)	earmarked or held to satisfy the Option;

(ii)	acquired on exercise of the Option;

(iii)	acquired as a result of holding the Option; or

(iv)	acquired in consideration of the assignment or surrender of the Option;

(c)	any securities (or other assets) acquired or earmarked as a result of holding Shares (or other securities or assets) mentioned in (b) above; or

(d)

any amount due under pay as you earn (PAYE) in respect of securities or assets in (a) to (c) above, including any failure by the Option Holder to make good such an amount in the time limit specified in section 222 of ITEPA 2003.

“Tax Liability” the total of:

(a)

any income tax and primary class 1 (employee) NICs (or their equivalents in any jurisdiction) for which any Employer Company is or may be liable to account (or reasonably believes it is or may be liable to account) as a result of any Taxable Event; and

(b)

any Employer NICs that any Employer Company is or may be liable to pay (or reasonably believes it is or may be liable to pay) as a result of any Taxable Event that can be recovered lawfully from the Option Holder.

1.2	Rule headings shall not affect the interpretation of the Plan.

1.3	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.4	Unless the context otherwise requires, a reference to one gender shall include a reference to other genders.

1.5	A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time.

1.6	A reference to a statute or statutory provision shall include all subordinate legislation made from time to time under that statute or statutory provision.

1.7	A reference to writing or written includes fax and email.

1.8	Any obligation on a party not to do something includes an obligation not to allow that thing to be done.

1.9	References to rules are to the rules of the Plan.

1.10

Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

2.	Grant of Options

2.1

The Company (acting through the Board) may grant EMI Options for commercial reasons in order to recruit or retain an Eligible Employee. The Company may not grant EMI Options as part of any scheme or arrangement for which the main purpose (or one of its main purposes) is tax avoidance.

2.2	Subject to the rules, the Company (acting through the Board) may grant an Option:

(a)	intended to be an EMI Option, to any Eligible Employee it chooses;

(b)	not intended to be an EMI Option, to any Employee it chooses;

during:

(a)	the period of 42 days after the Adoption Date;

(b)	any period of 42 days immediately following the end of a Closed Period; and

(c)	any other period that the Board has decided should be a Grant Period due to exceptional circumstances.

2.3	The Company may not grant Options:

(a)	at any time when that grant would be prohibited by, or in breach of, the Market Abuse Regulation or any other law, regulation with the force of law or the AIM Rules; or

(b)	after the tenth anniversary of the Adoption Date.

2.4	The Company may grant Options intended to be EMI Options only when the Company is a qualifying company, as defined in paragraph 8 of Schedule 5.

2.5	The Company shall grant an Option by entering into an Option Agreement in a form approved by the Board or by entering into a deed poll in a form approved by the Board.

2.6

As soon as practical after the Company has executed any deed poll required by clause 2.5, the Company shall enter into an Option Agreement as a deed in a form approved by the Board. Each Option Agreement shall (without limitation):

(a)	specify the Grant Date of the Option, which shall be the date of the deed poll executed under clause 2.5;

(b)	at the discretion of the Board, specify either:

(i)	that the Option is granted under the provisions of Schedule 5; or

(ii)	that the Option is not intended to be an EMI Option.

(c)	specify the number and class of the Shares over which the Option is granted;

(d)	specify the Exercise Price;

(e)	specify any Exercise Condition(s);

(f)	specify any other condition to which the Option is subject;

(g)	specify the Exercise Measurement Date(s) and Normal Vesting Date(s) or the way in which they can be determined;

(h)

specify the date when the Option will lapse, assuming that the Option is not exercised earlier and no event occurs to cause the Option to lapse earlier. This date may not be later than the tenth anniversary of the Grant Date;

(i)	if the Shares are subject to any Relevant Restriction, include details of that Relevant Restriction;

(j)	include a statement that the Option is subject to these rules (which shall be incorporated in the Option Agreement by reference);

(k)	include the terms required by clause 10.1, clause 10.2 and clause 10.6;

(l)	include the power of attorney required by clause 10.7;

(m)	include a term giving effect to clause 2.7;

(n)	include a summary of clause 9.1 and clause 9.2(m); and

(o)	if the Option is intended to be an EMI Option, include a declaration by the Option Holder of compliance with the Statutory Minimum Time requirement.

2.7

If an Option Holder granted an EMI Option does not correctly complete and sign the Option Agreement and return it to the Group Member that employs the Option Holder by the date specified in the Option Agreement (“Return Date”), the relevant Option shall automatically lapse on the day after that date.

2.8	The Group Member that employs the relevant Option Holder shall, in respect of any Option intended to be an EMI Option, comply with its obligations under paragraph 44 of Schedule 5.

2.9	No amount shall be paid by an Employee for the grant of an Option.

3.	Exercise Condition

3.1

On the Grant Date of any Option, the Board may specify one or more appropriate Exercise Conditions for the Option. An Exercise Condition must be capable of being met within ten years after the relevant Grant Date.

3.2	The Board may vary or waive any Exercise Condition, provided that any varied Exercise Condition shall be (in the reasonable opinion of the Board):

(a)	a fairer measure of performance than the original Exercise Condition, as judged at the time of the variation; and

(b)	no more difficult to satisfy than the original Exercise Condition was at the Grant Date.

3.3	Clause 3.2 shall not permit the general waiver by the Board of Exercise Conditions on:

(a)	cessation of employment;

(b)	the occurrence of any event permitting the exercise of Options under clause 12; or

(c)	the release of Options in exchange for New Options under clause 13,

notwithstanding that the Board may have the power to do so under the Plan.

3.4	The Board shall determine whether, and to what extent, the Exercise Condition has been satisfied on, or as soon as reasonably possible:

(a)	after the Exercise Measurement Date; or

(b)	following the death of an Option Holder in order to apply the reduction required by clause 8.2(b)(ii),

in order to determine the Exercisable Number in accordance with clause 12.1.

3.5	The Board shall notify the Option Holder within a reasonable time after the Board becomes aware of the relevant information:

(a)	whether (and, if relevant, to what extent) the Exercise Condition has been satisfied;

(b)	of any subsequent change in whether, or the extent to which, the Exercise Condition has been satisfied;

(c)	when that Exercise Condition has become incapable of being satisfied, in whole or in part; and

(d)	of any waiver or variation of that Exercise Condition under clause 3.2.

3.6

Subject to clause 3.7 and clause 3.8, if the Board considers that an Exercise Condition has become incapable of being satisfied, in whole or in part, that Option, or the appropriate part of it, shall lapse immediately.

3.7	If:

(a)	the Option is an EMI Option;

(b)	the Option Holder also holds an option over Shares (the “Non-qualifying Option”) that:

(i)	has the same Normal Vesting Date as the EMI Option; and

(ii)	has the same exercise price for a Share as the EMI Option; and

(c)	if the Non-qualifying Option was granted under a different Employees’ Share Scheme, it is subject to a rule of similar effect to this clause 3.7,

then the Board shall aggregate the number of Shares subject to the EMI Option and the Non-qualifying Option as if they were one Option for the purposes of clause 3.6 and shall cause the Non-qualifying Option to lapse first so that the EMI Option shall not lapse unless the Non-qualifying Option lapses completely.

3.8

If the Option is an EMI Option only in part, due to the application of clause 4.2, clause 4.3 or clause 5.3 on the grant of that Option, then the part that is not an EMI Option shall lapse first. Therefore, the part that is an EMI Option shall not lapse until the other part has lapsed completely.

4.	Overall grant limits

4.1

At any time, the total Market Value (at the relevant dates of grant) of the Shares (and any other shares in the Company) that can be acquired on the exercise of all EMI Options over the shares must not exceed £3 million (or any other amount as may be specified by paragraph 7 of Schedule 5 at the relevant time). No Option shall be an EMI Option if, immediately before it is granted, the total Market Value (at the relevant dates of grant) of the Shares (and any other shares of the Company) that can be acquired on the exercise of all EMI Options over these shares already equals £3 million (or any other amount as may be specified by paragraph 7 of Schedule 5 at the relevant time).

4.2	If the grant of any Option that is:

(a)	intended to be an EMI Option; and

(b)	not granted at the same time as any other Option(s),

would cause the limit in clause 4.1 to be exceeded, that Option shall not be an EMI Option so far as it relates to the excess.

4.3	If several Options are:

(a)	intended to be EMI Options; and

(b)	granted at the same time as each other,

and this would cause the limit in clause 4.1 to be exceeded, the Options shall not be EMI Options so far as they relate to the excess. Paragraph 7(5) of Schedule 5 applies for the purpose of determining which part of each of these Options relates to the excess.

4.4

The Company may not grant an Option if that grant would result in the total number of Dilutive Shares exceeding 10% of the issued share capital of the Company immediately following Admission SAVE THAT Shares under Options which were capable of exercise prior to Admission will not be counted as Dilutive Shares.

5.	Individual grant limits

5.1

At any time, the total Market Value (at the relevant dates of grant) of the shares (which may include Shares) that an Eligible Employee can acquire on the exercise of EMI Options granted to them by reason of their employment with:

(a)	any Group Member; or

(b)	any two or more Group Members,

may not exceed £249,999 (or any other amount as may be specified by paragraph 5 of Schedule 5 at the relevant time, minus £1). No Option shall be an EMI Option if, immediately before it is granted, the total Market Value (at the relevant dates of grant) of the shares that can be acquired on the exercise of all EMI Options held by the relevant Eligible Employee and falling within this clause 5.1 equals £250,000 (or any other amount as may be specified by paragraph 5 of Schedule 5 at the relevant time).

5.2	Any CSOP Options granted to the relevant Eligible Employee by reason of his employment with any Group Member shall be treated as EMI Options to be counted against the limit set out in clause 5.1.

5.3	If the grant of any Option that is intended to be an EMI Option would cause the limit in clause 5.1 to be exceeded, that Option shall not be an EMI Option so far as it relates to the excess.

5.4

If an Eligible Employee has been granted EMI Options over shares (which may include Shares) with a total Market Value of £250,000 (or any other amount as may be specified by paragraph 6 of Schedule 5 at the relevant time) by reason of their employment with:

(a)	any Group Member; or

(b)	any two or more Group Members,

whether or not those EMI Options have been exercised or released, any Option granted to that Eligible Employee shall not be an EMI Option if the Grant Date of that Option falls within the period of three years after the Grant Date of the last EMI Option to be granted to them that falls within this clause 5.4.

6.	Exercise of Options

6.1	An Option Holder may not exercise an Option before the earliest of:

(a)	its Normal Vesting Date;

(b)	the time when it becomes exercisable under clause 8; and

(c)	the time when it becomes exercisable under clause 12.

6.2	An Option Holder may only exercise an Option to the extent that the relevant Exercise Condition is achieved and any other condition stated in the Option Agreement under clause 2.6(f) is satisfied.

6.3

An Option Holder may not exercise an Option at a time when its exercise is prohibited by, or would be a breach of, the Market Abuse Regulation, the AIM Rules or any law or regulation with the force of law, or other rule, code or set of guidelines (such as a personal dealing code adopted by the Company).

6.4	Subject to clause 6.5, an Option Holder may not exercise an Option at any time:

(a)	while disciplinary proceedings by any Group Member are underway against the Option Holder; or

(b)	while any Group Member is investigating the Option Holder’s conduct and may as a result begin disciplinary proceedings; or

(c)	while there is a breach of the Option Holder’s employment contract that is a potentially fair reason for dismissal; or

(d)	while the Option Holder is in breach of a fiduciary duty owed to any Group Member; or

(e)

after the Option Holder has ceased to be an Employee, if there was a breach of employment contract or fiduciary duties that (in the reasonable opinion of the Board) would have prevented the exercise of the Option had the Company been aware (or fully aware) of that breach, and of which the Company was not aware (or not fully aware) until after both:

(i)	the Option Holder’s ceasing to be an Employee; and

(ii)	the time (if any) when the Board decided to permit the Option Holder to exercise the Option.

6.5	The Company shall not unfairly frustrate a valid exercise of the Option by the inappropriate application of any provision of clause 6.4.

6.6	An Option Holder may not exercise an Option without having made any arrangements, or entered into any agreements, that may be required and are referred to in clause 10.

7.	Manner of exercise of Options

7.1	Where an Option is exercised in part, it shall be exercised over at least 100 Shares or, if less, the number of Shares over which the Option is then exercisable.

7.2	An Option shall be exercised by the Option Holder giving a written exercise notice to the Company, as follows:

(a)

setting out the number of Shares over which the Option Holder wishes to exercise the Option. If that number exceeds the number over which the Option may be validly exercised at the time, the Company shall

(i)	treat the Option as exercised only in respect of that lesser number; and

(ii)	refund any excess amount paid to exercise the Option or meet any Tax Liability.

(b)	using a form that the Board will approve; and

(c)	if clause 7.3 applies, including the information specified in that clause 7.3.

7.3	If:

(a)	an Option is an EMI Option only in part, due to the application of clause 4.2, clause 4.3 or clause 5.3 on the grant of that Option; and

(b)	the relevant Option Holder exercises that Option in respect of any number of Shares less than the maximum number over which it could be exercised,

the exercise notice shall specify to what extent (if any) the partial exercise of that Option should be treated as the exercise of that part of the Option that is an EMI Option. If the exercise notice does not specify the extent, it shall be taken to exercise that part of the Option that is an EMI Option in priority to that part of the Option that is not an EMI Option.

7.4	Any exercise notice shall be accompanied by all of the following:

(a)	payment of an amount equal to the Exercise Price multiplied by the number of Shares specified in the notice;

(b)	any payment required under clause 10; and

(c)	any documents relating to arrangements or agreements required under clause 10.

The Option Holder may enter into arrangements to the satisfaction of the Company for payment of the amounts due under this clause 7.4.

7.5	Any exercise notice shall be invalid:

(a)	to the extent that it is inconsistent with the Option Holder’s rights under these rules and the Option Agreement;

(b)	if any of the requirements of clause 7.2 or clause 7.4 are not met; or

(c)	if any payment referred to in clause 7.4 is made by a cheque that is not honoured on first presentation or that fails in any other manner to transfer the expected value to the Company.

The Company may permit the Option Holder to correct any defect referred to in clause 7.5(b) or clause 7.5(c) (but shall not be obliged to do so). The date of any corrected exercise notice shall be the date of the correction rather than the original notice date for all other purposes of the Plan.

7.6

The Company shall allot and issue Shares (or, as appropriate, procure their transfer) in satisfaction of an Option Holder’s rights within 30 days after a valid Option exercise, subject to the other rules of the Plan.

7.7

Shares allotted and issued in satisfaction of the exercise of an Option shall rank equally in all respects with the other shares of the same class in issue at the date of allotment, except for any Relevant Restriction or any rights determined by reference to a date before the date of allotment.

7.8

Shares transferred in satisfaction of the exercise of an Option shall be transferred free of any lien, charge or other security interest, other than any Relevant Restriction, and with all rights attaching to them, other than any rights determined by reference to a date before the date of transfer.

7.9

If the Shares are listed or traded on any stock exchange, the Company shall apply to the appropriate body for any newly issued Shares allotted on exercise of an Option to be listed or admitted to trading on that exchange.

8.	Termination of employment

8.1	An Option Holder who gives or receives notice of termination of employment (whether or not lawful) may not exercise an Option at any time while the notice remains effective.

8.2

If an Option Holder ceases to be an Employee before the Normal Vesting Date due to his or her death, the personal representatives may exercise the Option over a number of Shares during the period ending 12 months after the death. If the Option is not exercised, it will lapse at the end of that period. That number of Shares shall be determined as follows:

(a)

if the Option Holder dies on or after the Normal Vesting Date, the number shall be equal to the number of Shares that the Option Holder could have acquired if the Option had been exercised immediately before the death.

(b)	if the Option Holder dies before the Normal Vesting Date, then the Board, acting fairly and reasonably, shall:

(i)	apply a reduction to reflect the extent to which any Exercise Condition was not achieved at the date of death; and

(ii)	the Option shall lapse to that extent,

SAVE THAT the Board may, in these circumstances and in its absolute discretion, waive any Exercise Condition.

8.3	If an Option Holder ceases to be an Employee before the Normal Vesting Date due to any of the following reasons:

(a)	injury;

(b)	ill health; or

(c)	disability; or

(d)	retirement; or

(e)	Redundancy; or

(f)	the Option Holder’s Employer Company ceasing to be a Group Member; or

(g)	the transfer of the business that employs the Option Holder to a person that is not a Group Member,

then the Board, acting fairly and reasonably, shall apply a reduction to reflect the extent to which the Exercise Condition was not achieved at the date of cessation and the Option shall lapse to that extent SAVE THAT the Board may, in these circumstances and in its absolute discretion, waive any Exercise Condition.

To the extent the Option is exercisable, the Option may be exercised during the 90-day period beginning on the date of cessation and if the Option is not exercised, it will lapse at the end of that period.

8.4

If an Option Holder ceases to be an Employee before the Normal Vesting Date for any reason other than death or the reasons set out in clause 8.3, the Board may in its absolute discretion permit the Option Holder to exercise the Option (subject to achieving any Exercise Condition) during the 90-day period beginning on the date of cessation SAVE THAT the Board may, in these circumstances and in its absolute discretion, waive all or any Exercise Condition.

8.5	If the Option is not exercised, it will lapse at the end of that period.

8.6

Any decision by the Board to grant permission under clause 0 shall be made in the 90-day period following the cessation of employment and if the Board does not make such a decision within that period, the Option will lapse at the end of that period and in accordance with clause 9.2(j).

8.7

If an Option Holder ceases to be an Employee on or after the Normal Vesting Date for any reason other than summary dismissal, the Option may be exercised during the 90-day period following the date of cessation.

8.8

The Board may permit an Option Holder, who is summarily dismissed on or after the Normal Vesting Date, to exercise the Option during the 90-day period following the date of dismissal. If the Board does not make such a decision to permit the exercise within that period, the Option will lapse at the end of that period in accordance with clause 9.2(j).

8.9	The Board shall notify the relevant Option Holder of any decision made under clause 8, including any decision not to permit the exercise of an Option, within a reasonable time after making it.

8.10	If the relevant Option Agreement specifies different Normal Vesting Dates for different parts of an Option, each part of that Option shall be treated as a separate Option for the purposes of clause 8.

8.11	An Option Holder shall not be regarded as ceasing to be an Employee until the Option Holder is no longer an employee or executive director of any Group Member.

9.	Lapse of Options

9.1

An Option Holder may not transfer or assign, or have any charge or other security interest created over an Option (or any right arising under it). An Option shall lapse if the relevant Option Holder attempts to do any of those things. However, this clause 9.1 does not prevent the transmission of an Option to an Option Holder’s personal representatives on the death of the Option Holder.

9.2	An Option shall lapse on the earliest of the following:

(a)	30 November 2018, if Admission does not occur before that date;

(b)	on the day immediately following the Return Date if the Option Holder has not yet met the obligations specified in clause 2.7;

(c)	any attempted action by the Option Holder falling within clause 9.1;

(d)	when the Board decides in accordance with clause 3.6, to the extent that any Exercise Condition has become wholly or partly incapable of being met;

(e)	any date on which the Option shall lapse, as specified in the Option Agreement;

(f)	to the extent required by clause 8.2(b), the date the Option Holder dies;

(g)	the first anniversary of the Option Holder’s death;

(h)	the end of the 90-day period, if clause 8.3 or clause 8.4 applies;

(i)	if the Board decides under clause 0 or clause 8.5 that it will not permit the Option Holder to exercise the Option, the date the Board so decides;

(j)	the end of the 90-day period during which exercise is permitted, if the Board decides under clause 0 or clause 8.5 that it will permit the Option Holder to exercise the Option;

(k)	90 days after the Option Holder ceases to be an Employee, if the Board makes no decision under clause 0 or clause 8.5;

(l)	the time specified for the lapse of the Option under clause 12 if any part of that clause 12 applies; or

(m)

when the Option Holder becomes bankrupt under Part IX of the Insolvency Act 1986, applies for an interim order under Part VIII of the Insolvency Act 1986, proposes or makes a voluntary arrangement under Part VIII of the Insolvency Act 1986, takes similar steps, or is similarly affected, under laws of any jurisdiction that correspond to those provisions of the Insolvency Act 1986.

9.3

Subject to the Option Holder complying with the requirements of clause 7.4, if an Option would otherwise lapse following cessation of an Option Holder’s employment, that Option shall be deemed exercised to the maximum extent possible in accordance with Rule 8 on the day prior to such lapse occurring.

10.	Tax liabilities

10.1	Each Option Agreement shall include the Option Holder’s irrevocable agreement to:

(a)	pay to the Company or Employer Company (as appropriate) the amount of any Tax Liability; or

(b)	enter into arrangements to the satisfaction of the Company or Employer Company (as appropriate) for payment of any Tax Liability.

10.2	Unless the Employer Company directs that it shall not, each Option Agreement shall include the Option Holder’s irrevocable agreement that:

(a)	the Company or Employer Company (as appropriate) may recover the whole or any part of any Employer NICs from the Option Holder; and

(b)

at the request of the Company or Employer Company, the Option Holder shall elect (using a form approved by HMRC) that the whole or any part of the liability for Employer NICs shall be transferred to the Option Holder.

10.3

An Option Holder’s Employer Company may decide to release the Option Holder from, or not to enforce, any part of the Option Holder’s obligations in respect of Employer NICs under clause 10.1 and clause 10.2.

10.4

If an Option Holder does not fulfil the obligations under either clause 10.1(a) or clause 10.1(b) in respect of any Tax Liability arising from the exercise of an Option within seven days after the date of exercise and Shares are readily saleable at that time, the Company shall withhold Sufficient Shares from the Shares that would otherwise be delivered to the Option Holder. The Option Holder’s obligations under clause 10.1(a) and clause 10.1(b) shall not be affected by any failure of the Company to withhold Shares under this clause 10.4. From the net proceeds of sale of the withheld Shares, the Company shall:

(a)	retain an amount equal to the Tax Liability and shall pay any balance to the Option Holder (if the Company is to account for or pay the relevant Tax Liability); or

(b)

pay to the Option Holder’s employer or former employer an amount equal to the Tax Liability (if that person is liable to account for or pay the relevant Tax Liability) and shall pay any balance to the Option Holder.

10.5

Option Holders shall have no rights to compensation or damages on account of any tax or NICs liability that arises or is increased (or is claimed to arise or be increased) in whole or in part because of:

(a)	the limitation under clause 4.2, clause 4.3 or clause 5.3 of any Option intended to be an EMI Option;

(b)	any decision of HMRC that an Option does not meet the requirements of Schedule 5 and is therefore not an EMI Option, however that decision may arise;

(c)	any Disqualifying Event, however that event may be caused;

(d)	the timing of any decision by the Board to permit exercise of an Option under clause 0 or clause 8.5;

(e)	any failure by the Board to give notice under clause 16.7; or

(f)	the timing of any notice given by the Board under clause 16.7.

10.6

Each Option Agreement shall include the Option Holder’s irrevocable agreement to enter into a joint election under section 431(1) or 431(2) of ITEPA 2003 in respect of the Shares to be acquired on exercise of the relevant Option, if required to do so by the Company, or Employer Company, on or before any date of exercise of the Option.

10.7	Each Option Agreement shall include a power of attorney appointing the Company as the Option Holder’s agent and attorney for the purposes of clause 10.4 and clause 10.6.

11.	Relationship with employment contract

11.1	The rights and obligations of any Option Holder under the terms of his office or employment with any Group Member or former Group Member shall not be affected by being an Option Holder.

11.2	The value of any benefit realised under the Plan by Option Holders shall not be taken into account in determining any pension or similar entitlements.

11.3

Option Holders and Employees shall have no rights to compensation or damages on account of any loss in respect of Options or the Plan where this loss arises (or is claimed to arise), in whole or in part, from:

(a)	termination of office or employment with; or

(b)	notice to terminate office or employment given by or to,

any Group Member or any former Group Member. This exclusion of liability shall apply however termination of office or employment, or the giving of notice is caused and however compensation or damages are claimed.

11.4

Option Holders and Employees shall have no rights to compensation or damages from any Group Member or any former Group Member on account of any loss in respect of Options or the Plan where this loss arises (or is claimed to arise), in whole or in part, from:

(a)	any company ceasing to be a Group Member; or

(b)	the transfer of any business from a Group Member to any person that is not a Group Member.

This exclusion of liability shall apply however the change of status of the relevant Group Member, or the transfer of the relevant business is caused and however compensation or damages are claimed.

11.5	An Employee shall not have any right to receive Options, whether or not they have previously been granted any.

12.	Takeovers and liquidations

12.1

In this clause 12, the “Exercisable Number of Shares” in relation to an Option is the number of Shares that the Board (acting fairly and reasonably) shall determine by application of a reduction to reflect the extent to which any Exercise Condition is not met at the date (or expected date) of the Change of Control or (where relevant, the date the Controller obtains Control as mentioned in clause 12.15) SAVE THAT the Board may, in these circumstances and in its absolute discretion, waive all or any Exercise Condition.

12.2	Where the Board is required to determine the Exercisable Number and:

(a)	the Option is an EMI Option; and

(b)	the Option Holder also holds a Non-qualifying Option; and

(c)	if the Non-qualifying Option was granted under a different Employees’ Share Scheme, it is subject to a rule of similar effect to this clause 12.2; or

then the Board shall aggregate the number of Shares subject to the EMI Option and the Non-qualifying Option as if they were one Option for the purposes of determining the Exercisable Number. The Board shall reduce the number of Shares subject to the Non-qualifying Option before it reduces the number of Shares subject to the EMI Option.

12.3

Where the Board is required to determine the Exercisable Number, if the Option is an EMI Option only in part, due to the application of clause 4.2, clause 4.3 or clause 5.3 on the grant of that Option, then the Board shall reduce the number of Shares subject to the part that is not an EMI Option before it reduces the number of Shares subject to the part that is an EMI Option.

12.4

Where the Board is required by clause 12.1 to determine the Exercisable Number, and the relevant Option Agreement specifies different Normal Vesting Dates for different parts of an Option, the Board shall treat each part of that Option as a separate Option.

12.5

Subject to clause 8.1, if the Board considers that a Change of Control is likely to occur, the Board may in its absolute discretion decide that the Option Holder may exercise all or any part of any Option (but not in respect of more than the Exercisable Number of Shares), conditional on the Change of Control actually occurring. This should be in a reasonable period to be specified by the Board for that purpose and ending immediately before the Offeror obtains Control of the Company. The Board shall have discretion to determine that an Option that is not exercised by the end of that period shall lapse.

12.6

Subject to clause 8.1, if a Change of Control occurs and the Board has not exercised its discretion under clause 12.5, the Option Holder may exercise an Option in respect of no more than the Exercisable Number of Shares within 90 days after the time when the Offeror has obtained Control of the Company. The Option shall lapse at the later of the end of that 90 day period and any time specified under clause 12.7 or clause 12.8, if either applies.

12.7	If a Change of Control occurs and all the following conditions are met:

(a)	the Board has not exercised its discretion under clause 12.5;

(b)	the Offeror satisfies the conditions of clause 13.1(d) and clause 13.1(e);

(c)	the Option Holder meets the condition of clause 13.1(f); and

(d)	the Offeror declares within ten days following the time when the Offeror has obtained Control of the Company that it is willing to make an agreement under clause 13.1;

an EMI Option shall continue to exist until the earliest of the following:

(e)	the time when the Option Holder releases the Option under an exchange of options falling within clause 13.1;

(f)	the time when it lapses in accordance with clause 8; and

(g)	the latest date on which an applicable Rollover Period expires,

when it shall lapse.

Any Option to which this clause 12.7 applies shall not be capable of exercise under any rule of the Plan after it ceases to be capable of exercise under clause 12.6.

If any of the conditions in clause 12.7(a) to clause 12.7(d) are not met, and the Offeror is not willing to make an agreement under clause 13.5, an Option shall lapse at the end of the exercise period specified in clause 12.6.

12.8	If a Change of Control occurs and both the following conditions are met:

(a)	where the Option is an EMI Option, either:

(i)	the Offeror does not satisfy the conditions of clause 13.1(d) and clause 13.1(e); or

(ii)	the Option Holder does not meet the conditions of clause 13.1(f);

and

(b)	the Offeror declares that it is willing to make an agreement under clause 13.5;

the Option shall continue to exist until the earliest of the following:

(c)	the time when the Option Holder releases the Option under an exchange of options falling within clause 13.5;

(d)	the time when it lapses in accordance with clause 8;

(e)	the latest date on which an applicable Rollover Period expires,

when it shall lapse.

Any Option to which this clause 12.8 applies shall not be capable of exercise under any rule of the Plan after it ceases to be capable of exercise under clause 12.6.

If the Offeror is not willing to make an agreement under clause 13.5, the Option shall lapse at the end of the exercise period specified in clause 12.6.

12.9

Subject to clause 8.1, an Option Holder may exercise the Exercisable Number of Shares subject to any Option during any period when any person is bound or entitled to acquire Shares under sections 979 to 982 or 983 to 985 of the Companies Act 2006. Any Option to which this clause 12.9 applies shall lapse at the later of:

(a)	the end of the period during which that person is bound or entitled; and

(b)	the time specified for the lapse of Options under clause 12.7 or clause 12.8,

if either applies (unless it lapses earlier in accordance with clause 8).

12.10

Clause 12.10 applies if any Shares, in one or a series of transactions, are sold or a right to acquire or dispose is granted resulting in the buyer or grantee and persons Acting in Concert with them together acquiring Control of the Company, but this does not constitute a Change of Control because the buyer is a company and its shareholders and the proportion of its shares held by each of them following completion of the sale are substantially the same as the shareholders and their shareholdings in the Company immediately before the sale.

If the buyer offers to make such arrangements as the Board, in its reasonable opinion, considers to be fair, for:

(a)	New Options to be offered under clause 13.1 in exchange for any Options that are EMI Options, where the requirements of clause 13.1 can be satisfied; and

(b)	either suitable replacement options under clause 13.5 or some other appropriate compensation to be offered to Option Holders:

(i)	to the extent that New Options cannot be offered under clause 13.1 for any Options that are EMI Options; and

(ii)	for any Options that are not EMI Options.

then any Options that are not so exchanged or released shall lapse on such date as the Board shall specify.

If the buyer does not offer to make such arrangements within 30 days after the buyer has acquired Control, then the provisions of clause 12.6 shall apply to the Options in the same way as if the sale had constituted a Change of Control.

12.11

If the court sanctions a compromise or arrangement under section 899 of the Companies Act 2006, the Board may decide that an Option Holder may exercise the Exercisable Number of Shares subject to the Option within a reasonable period to be specified by the Board for that purpose. The Board shall have discretion to determine that an Option that is not exercised by the end of that period shall lapse.

12.12	Any Option to which clause 12.11 applies shall:

(a)	if an exchange of options falling within either clause 13.1 or clause 13.5 is offered continue to exist until the earliest of the following:

(i)	the time when the Option is released under that exchange;

(ii)	the latest date on which an applicable Rollover Period expires and

(iii)	the time when it lapses in accordance with clause 8;

when it shall lapse. Any Option to which this clause 12.12(a) applies shall not be capable of exercise under any other rule of the Plan after it ceases to be capable of exercise under clause 12.11.

(b)	lapse at the end of the exercise period specified in this clause 12.11 if such an exchange is not offered.

12.13

If a person, or group of persons Acting in Concert together acquire Control of the Company by subscribing for new shares in the Company, the Board may, in its absolute discretion, decide to treat this as a Change of Control for all the purposes of the Plan.

12.14

In clause 12 and clause 13 (other than clause 13.1), a person shall be deemed to have obtained Control of a company if that person, and others Acting in Concert with them, have obtained Control of it together.

12.15

If the shareholders of the Company receive notice of a resolution for the voluntary winding up of the Company, any Option Holder may exercise an Option in respect of the Exercisable Number of Shares at any time before that resolution is passed, conditional upon the passing of that resolution, and if the Option Holder does not exercise the Option, it shall lapse when the winding up begins.

12.16	The Board shall notify Option Holders of any event that is relevant to Options under this clause 12 within a reasonable period after the Board becomes aware of it.

13.	Exchange of Options

13.1	If one of the following happens:

(a)	a company obtains all the shares of the Company as a result of a Qualifying Exchange of Shares;

(b)	a company obtains Control of the Company as a result of:

(i)

making a general offer to acquire the whole of the issued share capital of the Company (except any capital already held by that company or any person connected with that company) that is made on a condition that, if it is satisfied, the offeror will have Control of the Company;

(ii)	making a general offer to acquire all the shares in the Company (except any shares already held by that company or any person connected with that company) that are of the same class as the Shares; or

(iii)	an event specified in clause 12.11.

(c)	a company becomes bound or entitled to acquire Shares under sections 979 to 982 of the Companies Act 2006,

(the relevant company being referred to in this clause 13.1 as the “Acquiring Company”)

and all of the following are true:

(d)	the Acquiring Company satisfies the independence requirement set out in paragraph 9 of Schedule 5;

(e)	the Acquiring Company satisfies the trading activities requirement set out in paragraphs 13 to 23 of Schedule 5; and

(f)

the relevant Option Holder would fall within the definition of Eligible Employee if for the purposes of that definition (and the definition of Material Interest as used in it) references to Group Member were references to any of the Acquiring Company and its 51% Subsidiaries,

each Option Holder may, by agreement with the Acquiring Company within the applicable Rollover Period, release any Option that is an EMI Option (or that part of any Option that is an EMI Option, where clause 4.1, clause 4.2 or clause 5.3 applies) (“Old Option”) for a replacement option (“New Option”).

13.2	A New Option shall:

(a)	be granted over ordinary shares in the Acquiring Company that are fully paid up and not redeemable;

(b)	be subject to clause 4.1, clause 4.2 and clause 4.3 with:

(i)	the references in those rules to Shares being taken to be references to the shares in the Acquiring Company that are subject to New Options;

(ii)	the references to other shares in the Company being taken to be references to any other shares in the Acquiring Company that are subject to EMI Options; and

(iii)

the Market Value of shares in the Acquiring Company subject to each New Option being taken to equal ( the Market Value (under clause 4) of the Shares subject to the Old Option that it replaces, measured on the Grant Date of that Old Option;

(c)

be a right to acquire a number of shares in the Acquiring Company that have, immediately after grant of the New Option, a total Market Value equal to the total Market Value of the shares subject to the Old Option that it replaces immediately before its release;

(d)

have an exercise price for each share such that the total price payable on complete exercise of the New Option equals the total price that would have been payable on complete exercise of the Old Option that it replaces;

(e)	be capable of exercise within ten years after the Grant Date of the Old Option that it replaces;

(f)

only include conditions that must be fulfilled before the New Option can be exercised (if any) that are capable of being fulfilled within the period of ten years after the Grant Date of the Old Option that it replaces;

(g)	satisfy the requirements of:

(i)	paragraph 37 of Schedule 5; and

(ii)	paragraph 38 of Schedule 5;

(h)	satisfy clause 2.1; and

(i)	be notified to HMRC in accordance with paragraph 44 of Schedule 5.

13.3	Any Rollover Period shall have the same duration as the applicable required period defined in paragraph 42 of Schedule 5.

13.4	Any New Option granted in accordance with clause 13.1 will be treated as acquired at the same time as the Old Option that it replaces for the purposes of the legislation relating to EMI Options.

13.5

Although clause 13.1 does not provide for an Option that is not an EMI Option (or a part of any Option that is not an EMI Option, where clause 4.1, clause 4.2 or clause 5.3 applies) to be exchanged for another option in accordance with that rule, an Option Holder may agree terms with any company to make such an exchange during a Rollover Period.

14.	Variation of share capital

14.1

If there is any variation of the share capital of the Company (whether that variation is a capitalisation issue (other than a scrip dividend), rights issue, consolidation, subdivision or reduction of capital or otherwise) that affects (or may affect) the value of Options to Option Holders, the Board shall adjust the number and description of Shares subject to each Option or the Exercise Price of each Option in a manner that the Board, in its reasonable opinion, considers to be fair and appropriate. However:

(a)	the total amount payable on the exercise of any Option in full shall not be increased; and

(b)

the Exercise Price for a Share to be newly issued on the exercise of any Option shall not be reduced below its nominal value (unless the Board resolves to capitalise, from reserves, an amount equal to the amount by which the total nominal value of the relevant Shares exceeds the total adjusted Exercise Price, and to apply this amount to pay for the relevant Shares in full).

15.	Notices

15.1	Except as maintained in clause 15.3, any notice or other communication given under or in connection with the Plan shall be in writing and shall be:

(a)	delivered by hand or by pre-paid first-class post or other next working day delivery service at the Appropriate Address;

For the purposes of this clause 15, the Appropriate Address means:

(i)	in the case of the Company, its registered office provided the notice is marked for the attention of the Company Secretary;

(ii)	in the case of an Option Holder, the Option Holder’s home address; and

(iii)	if the Option Holder has died, and notice of the appointment of personal representatives is given to the Company, any contact address specified in that notice; or

(b)	sent by fax to the fax number notified in writing by the recipient to the sender; or

(c)	sent by email to the “Appropriate Email Address”.

For the purposes of this clause 15, Appropriate Email Address means:

(i)	in the case of the Company, the email address of the Company Secretary; and

(ii)	in the case of the Option Holder, the work email address if the Option Holder is permitted to access personal emails at work.

15.2	Any notice or other communication given under this clause 15.1 shall be deemed to have been received:

(a)	if delivered by hand, on signature of a delivery receipt, or at the time the notice is left at the appropriate address;

(b)	if sent by prepaid first-class post or other next working day delivery service, at 9.00 am on the second Business Day after posting, or at the time recorded by the delivery service;

(c)	if sent by fax, at 9.00 am on the next Business Day after transmission; and

(d)	if sent by email, at 9.00 am on the next Business Day after sending.

15.3	This rule does not apply to:

(a)	the service of any notice of exercise under clause 7.2; and

(b)	the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

16.	Administration and amendment

16.1	The Board shall administer the Plan.

16.2	The Board may amend the Plan from time to time, but:

(a)	the Board may not amend the Plan if the amendment:

(i)	applies to Options granted before the amendment was made; and

(ii)	materially adversely affects the interests of Option Holders,

except that each Option Holder may consent to the application to their Option(s) of such an amendment.

(b)	while Shares are traded on AIM, the Board may not make any amendment to the advantage of Option Holders if that amendment relates to:

(i)	the definition of Employee;

(ii)	the limits specified in clause 4 or clause 5; or

(iii)	Clause 14,

without the prior approval of the Company in general meeting (except for minor amendments to benefit the administration of the Plan, to take account of a change in legislation, or to obtain or maintain favourable tax, exchange control or regulatory treatment for Option Holders or for the Company or any Group Member).

16.3	The cost of establishing and operating the Plan shall be borne by the Group Members in proportions determined by the Board.

16.4 To satisfy the exercise of all the Options, the Company shall ensure that at all times:

(a)

it has sufficient unissued or treasury Shares available, taking into account any other obligations of the Company to issue Shares and to transfer Shares from treasury, if the Company has restricted the number of Shares it can issue in its articles of association; and/or

(b)	arrangements are in place for any third party to transfer issued Shares.

16.5	Any decision under clause 8.2 or clause 8.4, and whether to consider making such a decision, shall be entirely at the discretion of the Board.

16.6	The Board shall determine any question of interpretation and settle any dispute arising under the Plan. In these matters, the Board’s decision shall be final.

16.7	The Board shall notify each affected Option Holder of any Disqualifying Event other than one caused by the Option Holder’s cessation of employment.

The notice required under this clause 16.7 shall be given as soon as reasonably practicable after the Board becomes aware of the relevant Disqualifying Event. No Option shall become capable of exercise because of a notice given under this clause 0.

16.8	The Company shall not be obliged to notify any Option Holder if an Option is due to lapse.

16.9	The Company shall not be obliged to provide Option Holders with copies of any materials sent to the holders of Shares.

17.	Third party rights

17.1

A person who is not a party to an Option shall not have any rights under or in connection with it as a result of the Contracts (Rights of Third Parties) Act 1999 except where these rights arise under any rule of the Plan for any Employer Company of the Option Holder that is not a party to an Option.

This does not affect any right or remedy of a third party that exists, or is available, apart from the Contracts (Rights of Third Parties) Act 1999.

17.2

The rights of the parties to an Option to surrender, terminate or rescind it, or agree any variation, waiver or settlement of it, are not subject to the consent of any person that is not a party to the Option as a result of the Contracts (Rights of Third Parties) Act 1999.

18.	Data protection

18.1

In accepting the grant of an Option each Option Holder acknowledges the collection, holding, processing and transfer of Personal Data by the Company or any Group Member for all purposes connected with the operation of the Plan.

18.2	The purposes of the Plan referred to in clause 18.1 include, but are not limited to:

(a)	holding and maintaining details of the Option Holder’s Options; and

(b)	transferring the Option Holder’s Personal Data to the trustee of an employee benefit trust, the Company’s registrars or brokers or any administrators of the Plan; and

(c)

transferring the Option Holder’s Personal Data to a bona fide prospective buyer of the Company or the Option Holder’s Employer Company or business unit (or the prospective buyer’s advisers), provided that the prospective buyer, and its advisers, irrevocably agree to use the Option Holder’s Personal Data only in connection with the proposed transaction and in accordance with the data protection principles set out in the Data Protection Act 1998; and

(d)

transferring the Option Holder’s Personal Data under clause 18.2(b) or clause 18.2(c) to a person who is resident in a country or territory outside the European Economic Area that may not provide the same statutory protection for the information as countries within the European Economic Area.

19.	Governing law

The Plan and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

20.	Jurisdiction

20.1

Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with, the Plan or its subject matter or formation (including non-contractual disputes or claims).

20.2

Each party irrevocably consents to any process in any legal action or proceedings under clause 20.1 being served on it in accordance with the provisions of the Plan relating to service of notices. Nothing contained in the Plan shall affect the right to serve process in any other manner permitted by law.

RENALYTIX AI PLC

RENALYTIX AI PLC Share Option Plan (the “Plan”)

Non-Employee Sub-Plan to the RENALYTIX AI PLC Share Option Plan (the “Non-Employee Sub-Plan”)

The Non-Employee Sub-Plan is adopted to permit the grant of options to individuals who are not employees or executive directors of the Company or any other Group Member.

In the event of any inconsistency between the rules of the Plan and the rules of the Non-Employee Sub-Plan, the rules of the Non-Employee Sub-Plan shall take precedence.

1.	DEFINITIONS

1.1

In this Non-Employee Sub-Plan, the words and expressions used in the Plan shall bear unless the context otherwise requires, the same meaning herein save to the extent the Rules in this Non-Employee Sub-Plan shall provide to the contrary.

1.2	In this Non-Employee Sub-Plan, the following words and expressions shall have the following meanings:

Eligible Person: means (i) an individual who provides advisory or consultancy services to the Company or any Group Member either directly or through a company or other trading arrangement under a contract for the provision of services or otherwise and whether with the individual himself or with a company or other trading arrangement, or (ii) an individual who is a non-executive director of the Company or any Group Member; or (iii) an entity that provides, through an individual (“Individual”), advisory, consultancy, or office holder services to the Company or any Group Company; and

Relevant Company: the Group Member which is in relation to an Option Holder the company by which he (or the Individual, where applicable) holds office or to which he provides advisory or consultancy services.

1.3	This Non-Employee Sub-Plan is not an employees’ share plan within the meaning of section 1166 of the Companies Act 2006.

2.	APPLICATION OF PLAN

Save as modified in this Non-Employee Sub-Plan, all the provisions of the Plan shall be incorporated into this Non-Employee Sub-Plan as if fully set out herein so as to be part of this Non-Employee Sub-Plan.

3.	ELIGIBLE PERSON ETC

3.1	Any references in the Plan to “Employee” shall be taken for the purposes of this Non-Employee Sub-Plan to be references to “Eligible Person” as defined in paragraph 1.2 of this Non-Employee Sub-Plan.

3.2	Any reference in the Plan to “Employer” shall be taken for the purposes of this Non-Employee Sub-Plan to be references to “Relevant Company” as defined in paragraph 1.2 of this Non-Employee Sub-Plan.

4.	GOVERNING LAW

The Non-Employee Sub-Plan and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

5.	JURISDICTION

5.1

Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with, the Non-Employee Sub-Plan or its subject matter or formation (including non-contractual disputes or claims).

5.2

Each party irrevocably consents to any process in any legal action or proceedings under clause 5.1 above being served on it in accordance with the provisions hereof relating to service of notices. Nothing contained in the Non-Employee Sub-Plan shall affect the right to serve process in any other manner permitted by law.

RENALYTIX AI PLC

Sub-Plan for U.S. Participants

1.	PURPOSE AND APPLICABILITY.

(a) This Sub-Plan for U.S. Participants (the “U.S. Sub-Plan”) applies to participants of the Renalytix AI PLC (the “Company”) Share Option Plan (including, where applicable, the Non-Employee Sub-Plan) (the “Plan”) who are either U.S. residents or U.S. taxpayers (each such participant, a “U.S. Participant”). The purpose of the U.S. Sub-Plan is to facilitate compliance with U.S. tax, securities and other applicable laws, and to permit the Company to issue tax-qualified Incentive Stock Options (as defined below) to eligible U.S. Participants.

(b) Except as otherwise provided by the U.S. Sub-Plan, all Option grants made to U.S. Participants will be governed by the terms of the Plan, when read together with the U.S. Sub-Plan. In any case of an irreconcilable contradiction (as determined by the Board of Directors of the Company (the “Board”)) between the provisions of the U.S. Sub-Plan and the Plan, the provisions of the U.S. Sub-Plan will govern. Capitalized terms contained herein have the same meanings given to them in the Plan or the Non-Employee Sub-Plan to the Plan, unless otherwise provided by the U.S. Sub-Plan.

(c) This Sub-Plan is effective as of 10 September 2018, the date it was adopted by the Board (the “Effective Date”).

2.	DEFINITIONS.

In the U.S. Sub-Plan, the following words or terms will have the meaning as defined below:

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Continuous Service” means that the U.S. Participant’s service with the Company or a Group Member as an Employee or Eligible Person is not interrupted or terminated and the U.S. Participant remains in such service. A change in the capacity in which the U.S. Participant renders service to the Company or a Group Member (e.g., change from an employee to a consultant), or a change in the entity for which the U.S. Participant renders such service, will not cause the U.S. Participant to cease to be an eligible Participant provided that there is no interruption or termination of the U.S. Participant’s service with the Company or a Group Member. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of: (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, a Group Member, or their successors.

“Disability” means the inability of a U.S. Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

“Fair Market Value” means as of any date, the value of the Shares determined by the Board in compliance with Section 409A of the Code or, in the case of an Incentive Stock Option, in compliance with Section 422 of the Code.

“Incentive Stock Option” or “ISO” means a stock option that is intended to be, and qualifies as, an incentive stock option within the meaning of Section 422 of the Code.

“Nonstatutory Stock Option” or “NSO” means a stock option that does not qualify as an Incentive Stock Option.

“Option” means a Nonstatutory Stock Option or Incentive Stock Option issued under the Plan and this U.S. Sub-Plan. Options issued to U.S. Participants pursuant to this U.S. Sub-Plan shall be “Non-EMI Options” under the Plan.

“Parent” means a corporation, whether now or hereafter existing, in an unbroken chain of corporations ending with the Company, if each corporation other than the Company owns shares possessing 50% or more of the total combined voting power of all classes of shares in one of the other corporations in such chain, as provided in the definition of a “parent corporation” contained in Section 424(e) of the Code.

“Participant” means an employee of the Company or a Group Member who was granted an Option to the extent it has not been released, lapsed or exercised in full (or, following his or her death, his or her personal representatives).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Subsidiary” means a corporation, whether now or hereafter existing, in an unbroken chain of corporations beginning with the Company, if each corporation other than the Company owns shares possessing 50% or more of the total combined voting power of all classes of shares in one of the other corporations in such chain, as provided in the definition of a “subsidiary corporation” contained in Section 424(f) of the Code.

“U.S.” means the United States of America.

3.	ELIGIBILITY.

(a) Incentive Stock Options. Options intended to qualify as Incentive Stock Options may be granted only to employees of the Company or a Parent or Subsidiary.

(b) Nonstatutory Stock Options. Nonstatutory Stock Options (Options that are not intended to qualify as Incentive Stock Options) may be granted to Employees and Eligible Persons selected by the Board under this U.S. Sub-Plan. Nonstatutory Stock Options may not be granted to any person who is providing services only to a Parent, unless the Company, in consultation with its legal counsel, has determined that such Options are exempt from or alternatively comply with the distribution requirements of Section 409A of the Code.

(c) Consultants. A consultant that is a resident of the United States will not be eligible to receive the grant of an Option if, at the time of grant, either the offer or sale of the Company’s securities to such consultant is not exempt under Rule 701 of the Securities Act because of the nature of the services that the consultant is providing to the Company, because the consultant is not a natural person, or because of any other provision of Rule 701 of the Securities Act, unless the Company determines that such grant need not comply with the requirements of Rule 701 of the Securities Act and will satisfy another exemption under the Securities Act as well as comply with the securities laws of all other relevant jurisdictions.

4.	ADDITIONAL TERMS AND CONDITIONS APPLICABLE TO ALL OPTIONS GRANTED TO U.S. PARTICIPANTS.

(a) Form of Grant Notice and Agreement. The Option Grant Notice and Agreement for U.S. Participants may be amended from time to time by the Board. The Option Grant Notice and Agreement shall indicate if all or a portion of the Option is designated as an Incentive Stock Option.

(b) Eligibility. Options may be granted to Employees, non-employee directors, consultants, advisors and Eligible Persons selected by the Board under this U.S. Sub-Plan.

(c) Maximum Term of Options. Subject to the provisions of Section 4(d) below regarding Incentive Stock Options granted to certain major stockholders, no Option granted to a U.S. Participant will be exercisable after the expiration of ten (10) years from the Grant Date or such shorter period specified in the Grant Notice.

(d) Exercise Price. Subject to the provisions of Section 4(d) below regarding Incentive Stock Options granted to certain major stockholders, the Exercise Price of each Option granted to a U.S. Participant will be not less than one hundred percent (100%) of the Fair Market Value of the Shares subject to the Option on the date the Option is granted.

(e) Vesting of Options. The vesting provisions of individual Options granted to U.S. Participants shall be contained in the Grant Notice.

(f) Transferability of Options. Notwithstanding the provisions of the Plan, a U.S. Participant may only transfer an Option if permitted by the Board or a duly authorized officer of the Company at the time of the transfer. The Board may only permit transfer of the Option in a manner that is permitted by the Plan and is not prohibited by applicable U.S. tax and securities laws, including Rule 701 of the Securities Act, if applicable. The Board, in its sole discretion, may impose such limitations on the transferability of Options granted to U.S. Participants as the Board will determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options granted to U.S. Participants will apply:

(i) Restriction on Transfer. An Option will not be transferable except by will or by the laws of descent and distribution (or pursuant to subsections (ii) and (iii) below), and will be exercisable during the lifetime of the U.S. Participant only by the U.S. Participant. A Participant may not assign, pledge charge or otherwise dispose of, or grant any form of security or other interest over, any part of his or her interest in an Option.

(ii) Domestic Relations Orders. Subject to the approval of the Board or a duly authorized officer of the Company, an Option may be transferred pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulations Section 1.421-1(b)(2). If an Option is an Incentive Stock Option, such Option will be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(iii) Beneficiary Designation. Subject to the approval of the Board or a duly authorized officer of the Company, a U.S. Participant may, by delivering written notice to the Company, in a form approved by the Company (or the designated broker), designate a third party who, on the death of the U.S. Participant, will thereafter be entitled to exercise the Option and receive the Shares or other consideration resulting from such exercise. In the absence of such a designation, upon the death of the U.S. Participant, the executor or administrator of the U.S. Participant’s estate will be entitled to exercise the Option and receive the Shares or other consideration resulting from such exercise. However, the Company may prohibit designation of a beneficiary at any time, including due to any conclusion by the Company that such designation would be inconsistent with the provisions of applicable laws.

(g) Adjustments in Connection with Certain Transactions. In accordance with Clause 14 of the Plan, if there is any variation of the share capital of the Company, the Board shall appropriately and proportionately adjust the number and class of securities subject to, and the Exercise Price of, outstanding Options, and the number and class of securities subject to the limit on Options set forth in Section 5(g) hereof in a manner that complies with Sections 422 and 409A of the Code, as applicable. The Board will make such adjustments, and its determination will be final, binding and conclusive.

(h) Exercise Restriction for Non-Exempt Employees. If the U.S. Participant is an employee that is eligible for overtime compensation under the U.S. Fair Labor Standards Act of 1938, as amended (that is, the U.S. Participant is designated as a “non-exempt employee”), then notwithstanding the vesting schedule contained in the Option, the U.S. Participant may not exercise his or her Option until the U.S. Participant has completed at least six (6) months of Continuous Service measured from the Grant Date, even if the U.S. Participant has already been an employee for more than six (6) months. Consistent with the provisions of the U.S. Worker Economic Opportunity Act, the U.S. Participant may exercise his or her Option as to any vested portion prior to such six (6) month anniversary in the case of: (i) the U.S. Participant’s death or Disability, (ii) a transaction in accordance with Clause 12 of the Plan resulting in a Change of Control of the Company in which the Option is not assumed, continued, or exchanged, or (iii) the termination of the U.S. Participant’s Continuous Service on his or her retirement (as defined in the Company’s benefit plans).

(i) Grant Date of Options. Notwithstanding any contrary provision of the Plan, the Grant Date of an Option granted to a U.S. Participant shall be the date on which the Board resolves to grant the Option and has completed all of the corporate action necessary to grant the option, which is not complete until the date on which the maximum number of Shares that can be purchased under the Option and the Option’s minimum Exercise Price are fixed and determinable, and the class of underlying stock and the identity of the participant is designated.

(j) No Right to Employment or Other Status. No person shall have any claim or right to be granted an Option under this U.S. Sub-Plan, and the grant of an Option shall not be construed as giving a U.S. Participant the right to continued employment or any other service relationship with the Company or any Subsidiary.

(k) Vesting and Exercise of Options. Options shall vest in accordance with the terms of the Grant Notice and Agreement, and Options shall have a term and may be exercised following termination of Continuous Service as set forth in the Grant Notice and Agreement and subject to the restrictions on exercise set forth in Clause 6 of the Plan. In no event may any Option be exercised later than the tenth (10th) anniversary of the relevant Grant Date.

(l) Conditions on Delivery of Shares. The Company will not be obligated to deliver any Shares pursuant to this U.S. Sub-Plan or to remove restrictions from Shares previously delivered under this U.S. Sub-Plan until:

(i) all conditions of the Option have been met or removed to the satisfaction of the Company;

(ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance, allotment and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations; and

(iii) the U.S. Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

5.	PROVISIONS APPLICABLE TO INCENTIVE STOCK OPTIONS.

(a) Designation of ISO Status. The Board action approving the grant of an Incentive Stock Option to a U.S. Participant, and the Grant Notice and Agreement, must specify that the Option is intended to be an Incentive Stock Option. If an Option is not specifically designated as an Incentive Stock Option, or if an Option is designated as an Incentive Stock Option but some portion or all of the Option fails to qualify as an Incentive Stock Option under the applicable rules, then the Option (or portion thereof) will be a Nonstatutory Stock Option. The Company shall have no liability to a U.S. Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or for any action taken by the Board to amend, modify or terminate the Plan, this U.S. Sub-Plan or any Option, including without limitation, the conversion of an Incentive Stock Option to a Nonstatutory Stock Option.

(b) Maximum Shares Issuable On Exercise of ISOs. Subject to adjustment upon a variation in share capital under Section 4(g), the maximum aggregate number of Shares that may be issued upon the exercise of Incentive Stock Options is 6,000,000.

(c) Limits for 10% Stockholders. A person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any affiliate, will not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value on the Grant Date and the Option is not exercisable after the expiration of five (5) years from the Grant Date.

(d) No Transfer. As provided by Section 422(b)(5) of the Code, an Incentive Stock Option will not be transferable except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the U.S. Participant only by the U.S. Participant. If the Board elects to allow the transfer of an Option by a U.S. Participant that is designated as an Incentive Stock Option, such transferred Option will automatically become a Nonstatutory Stock Option.

(e) US $100,000 Limit. As provided by Section 422(d) of the Code and applicable regulations thereunder, to the extent that the aggregate Fair Market Value (determined at the time of grant) of Shares with respect to which Incentive Stock Options are exercisable for the first time by any U.S. Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds US$100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Grant Notice and Agreement(s).

(f) Post-Termination Exercise Period. To obtain the U.S. federal income tax advantages associated with an Incentive Stock Option, the U.S. Internal Revenue Code requires that at all times beginning on the Grant Date and ending on the day three (3) months before the date of exercise of the Option, the U.S. Participant must be an employee of the Company or a Subsidiary (except in the event of the U.S. Participant’s death or Disability, in which case longer periods apply). The Company cannot guarantee that the Option will be treated as an Incentive Stock Option if the U.S. Participant continues to provide services to the Company or a Subsidiary after such U.S. Participant’s employment terminates or if the U.S. Participant otherwise exercises the Option more than three (3) months after the date his or her employment terminates, or the Option otherwise fails to qualify as an Incentive Stock Option.

(g) Disqualifying Disposition. If a U.S. Participant disposes of Shares acquired upon exercise of an Incentive Stock Option within two (2) years from the Grant Date or one (1) year after such Shares were acquired pursuant to exercise of such Option, the U.S. Participant shall notify the Company in writing of such disposition.

6.	TAX MATTERS.

(a) Tax Withholding Requirement. Prior to the delivery of any Shares pursuant to the exercise of an Option, the Company will have the power and the right to deduct or withhold, or require a U.S. Participant to remit to the Company, an amount sufficient to satisfy U.S. federal, state, local, foreign or other taxes (including the U.S. Participant’s FICA obligation) required to be withheld with respect to such Option.

(b) Withholding Arrangements. The Company may, in its sole discretion, satisfy any U.S. federal, state, local, foreign or other tax withholding obligation relating to an Option by any of the following means or by a combination of such means: (i) causing the U.S. Participant to tender a cash payment; or (ii) withholding payment from any amounts otherwise payable to the U.S. Participant.

(c) No Obligation to Notify or Minimize Taxes. The Company will have no duty or obligation to the U.S. Participant to advise such holder as to the time or manner of exercising the Option. Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Option or a possible period in which the Option may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Option to the U.S. Participant.

(d) Section 409A of the Code. Unless otherwise expressly provided for in a Grant Notice and Agreement, the terms applicable to Options granted under the U.S. Sub-Plan will be interpreted to the greatest extent possible in a manner that makes the Options exempt from Section 409A of the Code, and, to the extent not so exempt, that brings the Options into compliance with Section 409A of the Code. Notwithstanding anything to the contrary in the Plan (and unless the Grant Notice and Agreement or other written contract with the U.S. Participant specifically provides otherwise), if the Shares are publicly traded, and if a U.S. Participant holding an Option that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” under Section 409A of the Code, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) will be issued or paid before the date that is six (6) months following the date of such U.S. Participant’s “separation from service” or, if earlier, the date of the U.S. Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A of the Code, and any amounts so deferred will be paid in a lump sum on the day after such six (6) month period elapses, with the balance paid thereafter on the original schedule. The Company shall have no liability to a U.S. Participant or any other party if an Option that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Board.

7.	SHAREHOLDER APPROVAL OF U.S. SUB-PLAN.

Continuance of this U.S. Sub-Plan shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date the U.S. Sub-Pan is adopted. Any Shares purchased under this U.S. Sub-Plan before shareholder approval is obtained must be rescinded if shareholder approval is not obtained within twelve (12) months before or after the date the U.S. Sub-Plan is adopted.

8.	TERM, AMENDMENT AND TERMINATION OF THE U.S. SUB-PLAN.

(a) The Board may amend, suspend or terminate this U.S. Sub-Plan at any time. Unless terminated sooner by the Board, the U.S. Sub-Plan will terminate automatically upon the earlier of: (i) ten (10) years after the Effective Date, and (ii) the termination of the Plan. No Options may be granted under the U.S. Sub-Plan while either the Plan or the U.S. Sub-Plan is suspended or after the Plan or the U.S. Sub-Plan is terminated (but Options previously granted under this U.S. Sub-Plan may extend beyond that date).

(b) If this U.S. Sub-Plan is terminated, the provisions of this U.S. Sub-Plan and any administrative guidelines, and other rules adopted by the Board and in force at the time of suspension or termination of this U.S. Sub-Plan, will continue to apply to any outstanding Options as long as an Option issued pursuant to the U.S. Sub-Plan remains outstanding.

(c) No amendment, suspension or termination of the U.S. Sub-Plan may materially adversely affect any Options granted previously to any U.S. Participant without the consent of the U.S. Participant.

9.	AMENDMENT OF OPTIONS.

The Board may amend, modify or terminate any outstanding Option granted to a U.S. Participant, including but not limited to, substituting therefor another Option of the same or different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the U.S. Participant’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the U.S. Participant.

10.	GOVERNING LAW AND JURISDICTION.

(a) The U.S. Sub-Plan and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of England and Wales.

(b) Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with, the U.S. Sub-Plan or its subject matter or formation (including non-contractual disputes or claims).